UNITED STATES                         SEC FILE NUMBER
               SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549                         0-27937

                                                                   CUSIP NUMBER
                           FORM 12b -25

                   NOTIFICATION OF LATE FILING

Check One:

         [ ]Form 10-K   [ ]Form 20-F  [ ]Form 11-K  [X]Form 10-Q  [ ]Form N-SAR

         For Period Ended:  March 31, 2003
         [ ]    Transition Report on Form 10-K
         [ ]    Transition Report on Form 20-F
         [ ]    Transition Report on Form 11-K
         [ ]    Transition Report on Form 10-Q
         [ ]    Transition Report on Form N-SAR
         For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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         DRAGON PHARMACEUTICAL INC.
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         Full Name of Registrant

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         Former Name if Applicable

         1900-1055 West Hastings Street
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         Address of Principal Executive Office (Street and Number)

         Vancouver, British Columbia, Canada  V6E 2E9
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         City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

   |X|    (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort expense;

   |X|    (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   | |    (c)  The accountant's  statement or other exhibit required by Rule 12b
               - 25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to its international operations, Dragon Pharmaceutical Inc. needs more time to obtain the necessary approvals for its Form 10-Q for the quarter period ended March 31, 2003.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification.

     Matthew Kavanagh                           (604) 669-8817
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        (Name)                                  (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         |X| Yes                    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         |_| Yes                    |X| No



                           DRAGON PHARMACEUTICAL INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 15, 2003                                   By:/s/Matthew Kavanagh
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                                                     Matthew Kavanagh, Principal
                                                     Financial Officer